Press Release
Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.com

First Business Increases Quarterly Dividend

MADISON, Wis., February 1, 2016 - On January 29, 2016, the Board of Directors of First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ: FBIZ) declared a regular quarterly cash dividend on its common stock of $0.12 per share, an increase of 9% from the regular quarterly dividends declared in 2015. The 2016 annualized dividend amount is $0.48 per share, or a payout ratio of 25% based on full year 2015 earnings. This regular cash dividend is payable on February 26, 2016 to shareholders of record at the close of business on February 12, 2016.

“We are pleased to enhance shareholder return through an increase in our quarterly dividend rate to $0.12 per share,” said Corey Chambas, President and Chief Executive Officer. “Earnings growth and strong capital provide the basis for our optimistic outlook. This announcement is consistent with our commitment to provide a meaningful return to shareholders while retaining the appropriate level of capital to support our strategic growth objectives.”

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ: FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2014 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

The First Business Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=25434
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